Exhibit 99.4

Item 6.	Selected Financial Data
The following table sets forth certain selected historic financial information for the periods and as of the dates presented and should be read in conjunction with our accompanying consolidated financial statements and the related notes thereto referenced in Exhibit 99.6 of this report and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.5 of this report. Certain prior year amounts have been reclassified or combined to conform to the current year presentation, including reclassifications to reflect the presentation of discontinued operations and assets and liabilities of businesses held for sale. As discussed in Note 1, Basis of Presentation and Nature of Operations to our Consolidated Financial Statements included in Exhibit 99.6; effective December 29, 2017, Spectrum Brands recognized the GBA business as discontinued operations for all periods presented in the accompanying Consolidated Financial Statements for the fiscal years ended September 30, 2017, 2016 and 2015. For the fiscal years ended September 30, 2014 and 2013 included within the selected financial data below, the Company has not adjusted the Income Statement Statement and Per Share Data to reflect the recognition of Spectrum Brands’ GBA business as discontinued operations and therefore certain financial information presented below may not be comparable for those respective periods. All amounts are in millions, except for per share amounts.

	Fiscal
	2017	2016	2015	2014	2013
Income Statement Data(1):
Revenues (2)	$3,010.6	$3,038.3	$2,661.6	$4,482.6	$4,114.5
Operating income (loss)(3)	283.0	334.9	(48.8)	354.8	270.4
Interest expense (4)	(309.9)	(334.5)	(321.7)	(307.4)	(505.4)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	—	—	(12.7)	(101.6)
Net loss from continuing operations	(69.2)	67.6	(318.3)	(36.3)	(367.0)
Income (loss) from discontinued operations, net of tax	342.4	(101.5)	(194.1)	138.0	298.0
Net income (loss) (5)	273.2	(33.9)	(512.4)	101.7	(69.0)
Net income (loss) attributable to controlling interest	106.0	(198.8)	(556.8)	(10.3)	(45.8)
Preferred stock dividends, accretion and loss on conversion	—	—	—	73.6	48.4
Net income (loss) attributable to common and participating preferred stockholders	106.0	(198.8)	(556.8)	(83.9)	(94.2)
Per Share Data(1):
Amounts attributable to controlling interest:
Net loss from continuing operations	$(121.1)	$(45.8)	$(299.3)	$(194.7)	$(392.2)
Net income (loss) from discontinued operations	227.1	(153.0)	(257.5)	110.8	298.0
Net income (loss) attributable to controlling interest	$106.0	$(198.8)	$(556.8)	$(83.9)	$(94.2)

Net income (loss) per common share:
Basic loss from continuing operations	$(0.61)	$(0.23)	$(1.51)	$(1.19)	$(2.80)
Basic income (loss) from discontinued operations	1.14	(0.77)	(1.30)	0.68	2.13
Basic	$0.53	$(1.00)	$(2.81)	$(0.51)	$(0.67)

Diluted loss from continuing operations(6)	$(0.61)	$(0.23)	$(1.51)	$(1.19)	$(2.80)
Diluted income (loss) from discontinued operations(6)	1.14	(0.77)	(1.3)	0.68	2.13
Diluted	$0.53	$(1.00)	$(2.81)	$(0.51)	$(0.67)

Weighted average common shares outstanding:
Basic	200.0	198.4	198.1	162.9	139.9
Diluted (6)	200.0	198.4	198.1	162.9	139.9

Balance Sheet Data (at year end):
Cash and cash equivalents(1)	$270.1	$465.2	$643.2	$671.4	$633.0
Total assets	35,849.7	33,580.1	32,594.4	30,394.0	28,200.4
Total debt	5,705.1	5,465.6	6,046.9	4,908.4	4,620.4
Total shareholders’ equity	1,946.9	1,817.2	1,588.1	2,257.0	1,133.5

(1)
FGL and Front Street, collectively (the “Insurance Operations”) are classified as discontinued operations for all periods presented. In addition, following the completion of the sale of Compass Production Partners, LP (“Compass”) in Fiscal 2016, the Company no longer owns, directly or indirectly, any oil and gas properties and as a result, the results of Compass were presented as discontinued operations for Fiscal 2016, Fiscal 2015, Fiscal 2014 and Fiscal 2013. In addition, cash and cash equivalents excludes the cash and cash equivalents from the Insurance Operations (businesses classified as held for sale) and Compass.

(2)
Fiscal 2017 operating results include the PetMatrix, LLC (“PetMatrix”) business operations since June 1, 2017 and GloFish branded operations (“GloFish”) business operations since May 12, 2017. Fiscal 2015 operating results include the Armored AutoGroup (“AAG”) business operations since the acquisition date of May 21, 2015, Salix Animal Health LLC (“Salix”) operations since the acquisition date of January 16, 2015; European IAMS and Eukanuba pet food business (“European IAMS and Eukanuba”) operations since the acquisition date of December 31, 2014; and Tell Manufacturing, Inc. (“Tell”) operations since the acquisition date of October 1, 2014. The AAG business contributed $160.5 million in revenues and recorded an operating profit of $21.8 million for the period from May 21, 2015 through September 30, 2015. Fiscal 2014 operating results include the Liquid Fence Company (“Liquid Fence”) operations since the acquisition date of January 2, 2014. Fiscal 2013 operating results includes the Hardware & Home Improvement business (“HHI business”) operations since the acquisition date of December 17, 2012. The HHI business contributed $869.6 million in revenues and recorded an operating profit of $88.7 million for the period from December 30, 2012 through September 30, 2013.

(3)
In Fiscal 2017, operating income included an impairment of indefinite-lived intangible assets of $16.3 million. In Fiscal 2016, HRG recorded a loan loss provision of $12.8 million for credit losses on Salus’ asset-based loan portfolio and impairments of $10.7 million to goodwill of CorAmerica Capital, LLC (“CorAmerica”). In addition, a $2.7 million impairment on indefinite-lived intangible asset was recorded due to the reduction in value of certain tradenames in response to changes in Spectrum Brands’ strategy. In Fiscal 2015, HRG recorded $88.0 million loan loss provision related to deterioration in Salus’ asset-based loan portfolio, including $60.7 million related to the bankruptcy of RadioShack Corporation (“RadioShack”), a significant Salus borrower. HRG also recorded impairments of $60.2 million to goodwill and the intangible assets as a result of the change of strategic direction of HRG’s former subsidiary, Frederick’s of Hollywood Group Inc. (“FOH”). In April 2015, FOH, its parent company, FOHG Holdings, LLC and their subsidiaries (together, “FOHG”) filed for bankruptcy, and any remaining assets and liabilities were deconsolidated. Upon deconsolidation, HRG recognized a gain of $38.5 million, primarily resulting from the elimination of FOH’s cumulative historical losses. Following the completion of the bankruptcy of FOHG, such entities ceased to be subsidiaries of HRG. Fiscal 2015 also includes $61.1 million of acquisition and integration-related charges, a portion of which was associated with the AAG business acquisition. Fiscal 2013 includes $53.2 million of acquisition and integration-related charges principally associated with the HHI business acquisition.

(4)
Fiscal 2017, Fiscal 2016, Fiscal 2015, Fiscal 2014 and Fiscal 2013 interest expenses included $6.5 million, $21.4 million, $58.8 million, $9.2 million and $210.1 million, respectively, related to the refinancing, prepayment and/or amendment of various senior debt. Such charges include cash fees and expenses of $4.6 million, $15.6 million, $46.0 million, $0.0 million and $181.2 million, respectively, and non-cash charges for write-off and accelerated amortization of unamortized debt issuance costs and discount/premium of $1.9 million, $5.8 million, $12.8 million, $9.2 million and $28.9 million, respectively.

(5)
Fiscal 2017, Fiscal 2016, Fiscal 2015, Fiscal 2014 and Fiscal 2013 income tax expense of $38.1 million, $58.4 million, $1.3 million, $59.3 million and $26.3 million, respectively, include non-cash charges (benefits) of approximately $79.6 million, $(45.7) million, $190.8 million, $(31.0) million and $152.9 million, respectively, resulting primarily from an increase (decrease) in the valuation allowance against certain net deferred tax assets.

(6)
See Exhibit 99.6 Note 24, Earnings per Share, to our Consolidated Financial Statements included elsewhere in this report for further details regarding the calculation of net income (loss) per common share. In Fiscal 2014, diluted weighted average common shares outstanding did not reflect the conversion effect of the Company’s Series A Participating Convertible Preferred Stock (“Series A Preferred Shares”) and the Company’s Series A-2 Participating Convertible Preferred Stock (“Series A-2 Preferred Shares”, together with the Series A Preferred Shares, the “Preferred Stock”) for the portion of the period that these securities were outstanding, or the exercise of dilutive common stock equivalents as both would be antidilutive. In Fiscal 2013, diluted weighted average common shares outstanding did not reflect any conversion effect of the Preferred Stock or the exercise of dilutive common stock equivalents as both would be antidilutive. For Fiscal 2017, Fiscal 2016 and Fiscal 2015, the conversion effect of the Preferred Stock had no impact on the diluted weighted average common shares as the Preferred Stock was converted in the third quarter of Fiscal 2014.